SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                              Hubbell Incorporated
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                                (Name of Issuer)

                              Class B Common Stock
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                         (Title of Class of Securities)

                                    443510201
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                                 (CUSIP Number)

                                December 31, 1999
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             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |X| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

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*     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 443510201                   13G                           Page 2 of 13
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Trustees of General Electric Pension Trust
    I.R.S. #14-6015763
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of New York
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                  5    SOLE VOTING POWER

                       None
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,711,183
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             None
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,711,183
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,711,183
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.14% (8.40% if aggregated with the shares beneficially owned by General Electric Investment Corporation and GE Asset Management Incorporated)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    EP
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 443510201                   13G                           Page 3 of 13
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    General Electric Investment Corporation, as Investment Manager of GEPT (as defined below) and Investment Adviser of certain other entities and accounts I.R.S. #22-2152310
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of Delaware
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                  5    SOLE VOTING POWER

                       704,488
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,711,183
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             704,488
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,711,183
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,415,671
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.44% (8.40% if aggregated with the shares beneficially owned by GE Asset Management Incorporated)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 443510201                   13G                           Page 4 of 13
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), as Investment Adviser to certain entities and accounts
    I.R.S. #06-1238874
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of Delaware
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                  5    SOLE VOTING POWER

                       2,155,577
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          None
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             2,155,577
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,155,577
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.96% (8.40% if aggregated with the shares beneficially owned by General Electric Investment Corporation)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 443510201                   13G                           Page 5 of 13
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    General Electric Company
    I.R.S. #14-0689340
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of New York
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                  5    SOLE VOTING POWER

                       Disclaimed (see 9 below)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             Disclaimed (see 9 below)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    Beneficial ownership of all shares disclaimed by General Electric Company
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   |X|

    Disclaimed (See 9 above)
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Not applicable (see 9 above)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

INTRODUCTORY NOTE: This Amendment No. 3 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), a Delaware corporation and a wholly owned subsidiary of GE ("GEAM") and the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") on February 18, 1997, as amended on February 20, 1998, and as amended on February 16, 1999 (as amended, the "Schedule 13G"). GEIC is a registered investment adviser and acts as Investment Manager of GEPT, and as Investment Adviser to certain other entities and accounts, and may be deemed to be the beneficial owner of 704,488 shares of Class B Common Stock of Hubbell Incorporated (the "Issuer") owned by GEPT and of 704,488 shares of Class B Common Stock ("Class B"). GEAM is a registered investment adviser and acts as Investment Adviser to certain entities and accounts, and may be deemed to be the beneficial owner of 2,155,557 shares of Class B of the Issuer owned by such entities or accounts. GEAM, GEPT and GEIC each expressly disclaim that they are members of a "group". GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

The Items from Schedule 13G are hereby amended to read as follows:

Item 4      Ownership

                                        GEPT      GEIC       GEAM       GEC
(a)  Amount beneficially owned        1,711,183  2,415,671 2,155,577      0

(b)  Percent of class                   3.14%      4.44%     3.96%    disclaimed

(c)  No. of shares to which person
     has

     (i)   sole power to vote or
           direct the vote               None     704,488  2,155,577     None

     (ii)  shared power to vote or
           direct                     1,711,183  2,415,671    None    disclaimed

     (iii) sole power to dispose
           or to direct disposition      None     704,488  2,155,577     None

     (iv)  shared power to dispose
           or to direct disposition   1,711,183  2,506,671    None    disclaimed

Item 10     Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                   GENERAL ELECTRIC PENSION TRUST
                                   By: General Electric Investment Corporation,
                                       its Investment Manager


                                   By: /s/ Michael M. Pastore
                                       ----------------------------------------
                                       Name: Michael M. Pastore
                                       Title:  Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                   GENERAL ELECTRIC INVESTMENT CORPORATION


                                   By: /s/ Michael M. Pastore
                                       ----------------------------------------
                                       Name:  Michael M. Pastore
                                       Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                   GE ASSET MANAGEMENT INCORPORATED


                                   By: /s/ Michael M. Pastore
                                       ----------------------------------------
                                       Name:  Michael M. Pastore
                                       Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                   GENERAL ELECTRIC COMPANY


                                   By: /s/ John H. Myers
                                      ------------------------------------------
                                      Name: John H. Myers
                                      Title: Vice President

                                                                      Schedule I

                             JOINT FILING AGREEMENT

                  This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Hubbell Incorporated is being filed on behalf of each of the undersigned.

Dated: February 14, 2000           GENERAL ELECTRIC PENSION TRUST
                                   By: General Electric Investment Corporation,
                                   its Investment Manager

                                   By: /s/ Michael M. Pastore
                                       ----------------------------------------
                                       Name: Michael M. Pastore
                                       Title:  Vice President


                                   GENERAL ELECTRIC INVESTMENT CORPORATION

                                   By: /s/ Michael M. Pastore
                                       ----------------------------------------
                                       Name: Michael M. Pastore
                                       Title:  Vice President


                                   GE ASSET MANAGEMENT INCORPORATED

                                   By: /s/ Michael M. Pastore
                                       ----------------------------------------
                                       Name: Michael M. Pastore
                                       Title:  Vice President


                                   GENERAL ELECTRIC COMPANY

                                   By: /s/ John H. Myers
                                      ------------------------------------------
                                      Name: John H. Myers
                                      Title:  Vice President

                                                                     Schedule II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06904

   The names of the Trustees of General Electric Pension Trust are as follows:



                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                 Donald W. Torey

                                 John J. Walker